Exhibit 10.6

                                 FIRST AMENDMENT
                                       TO
                                    AGREEMENT

      FIRST AMENDMENT TO AGREEMENT (this "Amendment"), dated as of November 12, 2001, by and between Ambient Corporation, a Delaware corporation ("Ambient" or the "Company"), and Mark S. Isaacson ("Isaacson").

                               W I T N E S S E T H

      WHEREAS, the parties hereto are parties to an Agreement, dated September 5, 2001 (the "Agreement"); and

      WHEREAS, the parties hereto desire to amend the Agreement as provided in this Amendment;

      NOW, THEREFORE, in consideration of the terms and conditions hereafter set forth, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Capitalized terms defined in the Agreement and not otherwise defined in this Amendment shall have the meanings provided in the Agreement.

      2. Section 3(a) of the Agreement is hereby deleted in its entirety and replaced by the following:

            "(a) In consideration for Isaascson's continuing agreements not to compete with the business of Ambient as set forth in the Employment Agreement (which agreements are hereby reaffirmed in this Amendment), Isaacson shall be entitled to receive a "non-competition payment" from the Company in an amount equal to Two Hundred and Six Thousand Two Hundred Fifty Dollars ($206,250.00) (the "Non-Competition Payment"). Isaacson acknowledges that Ambient previously has made advances to Isaacson in the aggregate amount of One Hundred Twenty-Three Thousand Seven Hundred Fifty Dollars ($123,750.00), and in addition, "Medicare" tax in the amount of Seven Thousand Four Hundred Fifty Three Dollars ($7,453.00) is due from Isaacson to the Company, each of which is to be credited against the Non-Competition Payment and, accordingly, Ambient agrees to remit to counsel for Isaacson, to be held in escrow pending delivery of all documents and completion of all matters referred to in this Amendment, by wire transfer of immediately available funds, and simultaneously with the execution and delivery of this Amendment, an amount equal to Seventy-Five Thousand Forty-Seven Dollars ($75,047.00). Ambient will be responsible for remitting all "Medicare" withholding taxes applicable to amounts that will be reported on Isaacson's W-2 for the 2001 year. Isaacson further agrees to execute and to return to Ambient the Form W-4 in the form of Exhibit A hereto simultaneously with the wire transfer. Isaacson certifies to Ambient that Isaacson reasonably expects to be entitled to and will itemize deductions for the tax year 2001. Isaacson further agrees that Ambient will report (i) an additional amount of Five Hundred Fourteen Thousand Four Dollars ($514,004.00) (above the amounts previously reported through September 1, 2001) on Isaacson's W-2 form for 2001 and (ii) an additional amount of Seven


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

Hundred Seventy Seven Thousand Twenty Four Dollars ($777,024.00) on Form 1099 for the fiscal year of 2001."

      3. Section 3(b) of the Agreement is hereby amended by the addition of the following at the end of such Section 3(b):

            "(b)...Simultaneously with the execution and delivery of this Amendment, the parties shall execute and deliver the Stock Option Agreement in the form of Exhibit B to this Amendment."

      4. Section 8 of the Agreement is hereby deleted in its entirety and replaced by the following:

            "8. Non-Disparagement. Isaacson (on behalf of his heirs and personal representatives), agrees not to disparage Ambient or any of its employees, consultants, stockholders, directors, affiliates, subsidiaries or representatives. In addition, Isaacson shall not make any statements to third parties regarding his views with respect to the power lines telecommunication industry and the prospective success of such industry. Ambient (on behalf of its employees, consultants, directors, affiliates and subsidiaries), agrees not to disparage Isaacson."

      5. On or before November 16, 2001, Ambient will deliver to Isaacson that certain Mercedes E320 automobile which is registered in the name of Isaacson, to such location in the


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

Boston, Massachusetts or New York City metropolitan areas as may be directed by Isaacson in writing to Ambient. Isaacson agrees that if no such direction letter is provided to Ambient, such automobile will be delivered to counsel for Isaacson. Isaacson acknowledges that all obligations relating to such automobile, including insurance, lease or loan payments, are the responsibility and the obligation of Isaacson; provided that Ambient will pay for one-half of the November 2001 lease payment.

      6. Releases. Section 7 of the Agreement is hereby deleted in its entirety and replaced with the following:

            A. In consideration of Ambient's agreements, Isaacson (and each of his respective agents, heirs, successors, executors, personal representatives, and assigns) does hereby absolutely and unconditionally waive, release and forever discharge Ambient, its respective affiliates, officers, directors, shareholders, employees, agents, attorneys, insurers, successors and assigns, from any claims, demands, obligations, liabilities, rights, causes of action and damages, whether liquidated or unliquidated, absolute or contingent, known or unknown, arising prior to or concurrent with the date hereof.

            B. In consideration of the releases in subparagraph "A" above and Isaacson's agreement to enter into the non-competition agreement set forth in the Employment Agreement, Ambient (and each of its officers, directors, employees, attorneys, agents, successors, executors and assigns) does hereby absolutely and unconditionally waive, release and forever discharge Isaacson, his respective affiliates, agents, attorneys, insurers, successors and assigns, from any claims, demands, obligations, liabilities, rights, causes of action and damages, whether liquidated


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

or unliquidated, absolute or contingent, known or unknown, arising prior to or concurrent with the date hereof.

            C. The foregoing releases shall not be construed as a waiver by Ambient or Isaacson of the obligations of Isaacson to Ambient, or Ambient to Isaacson, respectively, with respect to confidentiality and non-competition contained in the Employment Agreement and any undertakings of Isaacson or Ambient pursuant to this Agreement.

      7. Personal Property: Ambient and Isaacson agree that with respect to Sections 3(e) and (f) of the Agreement, the parties have distributed such equipment and personalty as each is entitled to retain under the terms of such sections, and neither party shall make any claim for the return of any such personalty from the other.

      8. In all other respects, the Agreement remains in full force and effect, and the parties reaffirm all of their respective agreements therein, including without limitation, the provisions relating to "Continuing Obligations" in
Section 6 thereof.


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

      IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

                                             AMBIENT CORPORATION


                                             By: /s/ John Joyce
                                                --------------------------------
                                             Name: John Joyce
                                             Title: CEO


                                             /s/ Mark Isaacson
                                             -----------------------------------
                                             MARK S. ISAACSON


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